NORTHWESTERN ENERGY GROUP

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

NORTHWESTERN ENERGY GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025		2024	2025	2024
Revenues
Electric		$279,468	$260,134	$614,951	$603,320
Gas		63,245	59,795	194,392	191,951
Total Revenues		342,713	319,929	809,343	795,271
Operating expenses
Fuel, purchased supply and direct transmission
expense (exclusive of depreciation and depletion		75,271	76,480	213,468	251,201
shown separately below)
Operating and maintenance		62,336	57,367	119,045	111,549
Administrative and general		33,773	31,281	75,130	71,726
Property and other taxes		48,168	36,256	91,408	83,427
Depreciation and depletion		62,379	56,933	124,779	113,676
Total Operating Expenses		281,927	258,317	623,830	631,579
Operating income		60,786	61,612	185,513	163,692
Interest expense, net		(36,254)	(31,875)	(72,765)	(62,854)
Other income, net		78	6,160	4,006	10,479
Income before income taxes		24,610	35,897	116,754	111,317
Income tax expense		(3,382)	(4,243)	(18,586)	(14,577)
Net Income		$21,228	$31,654	$98,168	$96,740

Average Common Shares Outstanding		61,381	61,289	61,360	61,277
Basic Earnings per Average Common Share		$0.35	$0.52	$1.60	$1.58
Diluted Earnings per Average Common Share		$0.35	$0.52	$1.60	$1.58
Dividends Declared per Common Share		$0.66	$0.65	$1.32	$1.30

See Notes to Condensed Consolidated Financial Statements

NORTHWESTERN ENERGY GROUP
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
	(Unaudited)
	(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Income	$21,228	$31,654	$98,168	$96,740
Other comprehensive income, net of tax:
Foreign currency translation adjustment	4	(1)	5	(2)
Reclassification of net losses on derivative instruments	113	113	226	226
Total Other Comprehensive Income	117	112	231	224
Comprehensive Income	$21,345	$31,766	$98,399	$96,964

See Notes to Condensed Consolidated Financial Statements

NORTHWESTERN ENERGY GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
ASSETS	June 30, 2025	December 31, 2024

Current Assets:
Cash and cash equivalents	$2,936	$4,283
Restricted cash	23,612	24,734
Accounts receivable, net	154,923	187,764
Inventories	125,398	122,940
Regulatory assets	67,504	39,851
Prepaid expenses and other	28,707	38,614
Total current assets	403,080	418,186
Property, plant, and equipment, net	6,531,509	6,398,275
Goodwill	357,586	357,586
Regulatory assets	778,974	764,414
Other noncurrent assets	64,818	59,063
Total Assets	$8,135,967	$7,997,524
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current maturities of finance leases	$3,731	$3,596
Current portion of long-term debt	59,964	299,950
Short-term borrowings	100,000	100,000
Accounts payable	93,744	111,794
Accrued expenses and other	251,932	254,599
Regulatory liabilities	28,061	32,261
Total current liabilities	537,432	802,200
Long-term finance leases	0	1,865
Long-term debt	3,029,611	2,695,343
Deferred income taxes	702,905	663,430
Noncurrent regulatory liabilities	674,431	660,942
Other noncurrent liabilities	311,912	316,044
Total Liabilities	5,256,291	5,139,824
Commitments and Contingencies (Note 11)
Shareholders' Equity:
Common stock, par value $0.01; authorized 200,000,000 shares; issued and outstanding 64,875,751 and 61,387,122 shares, respectively; Preferred stock, par value $0.01; authorized 50,000,000 shares; none Issued	649	648
Treasury stock at cost	(97,705)	(97,394)
Paid-in capital	2,088,674	2,084,133
Retained earnings	894,531	877,017
Accumulated other comprehensive loss	(6,473)	(6,704)
Total Shareholders' Equity	2,879,676	2,857,700
Total Liabilities and Shareholders' Equity	$8,135,967	$7,997,524

See Notes to Condensed Consolidated Financial Statements

NORTHWESTERN ENERGY GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

Six Months Ended June 30,

2025 2024

OPERATING ACTIVITIES:
Net income	$98,168	$96,740
Adjustments to reconcile net income to cash provided by operations:
Depreciation and depletion	124,779	113,676
Amortization of debt issuance costs, discount and deferred hedge gain	2,343	2,337
Stock-based compensation costs	4,168	3,797
Equity portion of allowance for funds used during construction	(4,066)	(9,397)
Loss on disposition of assets	151	21
Impairment of alternative energy storage investment	—	4,659
Deferred income taxes	16,746	12,953
Changes in current assets and liabilities:
Accounts receivable	32,841	62,757
Inventories	(2,458)	(417)
Other current assets	9,907	(1,130)
Accounts payable	(27,688)	(20,693)
Accrued expenses and other	(2,861)	(2,157)
Regulatory assets	(27,653)	(12,398)
Regulatory liabilities	(4,200)	(24,939)
Other noncurrent assets and liabilities	(8,576)	(1,866)
Cash Provided by Operating Activities	211,601	223,943
INVESTING ACTIVITIES:
Property, plant, and equipment additions	(220,978)	(247,361)
Investment in debt & equity securities	(5,778)	(917)
Cash Used in Investing Activities	(226,756)	(248,278)
FINANCING ACTIVITIES:
Dividends on common stock	(80,654)	(79,275)
Issuance of long-term debt	500,000	215,000
Issuance of short-term borrowings	—	100,000
Repayments on long-term debt	(300,000)	(100,000)
Line of credit repayments, net	(103,000)	(105,000)
Other financing activities, net	(3,660)	(539)
Cash Provided by Financing Activities	12,686	30,186
(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(2,469)	5,851
Cash, Cash Equivalents, and Restricted Cash, beginning of period	29,017	25,187
Cash, Cash Equivalents, and Restricted Cash, end of period	$26,548	$31,038

Supplemental Cash Flow Information:
Cash (received) paid during the period for:
Production tax credits(1)	(8,255)	—
Interest	67,166	59,995
Significant non-cash transactions:
Capital expenditures included in accounts payable	32,015	27,144

1) Proceeds from production tax credits transferred are included in cash provided by operating activities within the Condensed Consolidated Statement of Cash Flows. See Notes to Condensed Consolidated Financial Statements

NORTHWESTERN ENERGY GROUP

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Unaudited)

(in thousands, except per share data)

				Three Months Ended June 30,
	Number of	Number of	Common	Treasury		Retained	Accumulated Other	Total
	Common	Treasury			Paid in Capital		Comprehensive	Shareholders'
	Shares	Shares	Stock	Stock		Earnings	Loss	Equity
Balance at March 31, 2024	64,798	3,515	$648	$(97,990)	$2,080,953	$836,951	$(7,544)	$2,813,018

Net income	—	—	—	—	—	31,654	—	31,654
Foreign currency translation	—	—	—	—	—	—	(1)	(1)
adjustment, net of tax
Reclassification of net losses on
derivative instruments from OCI to net	—	—	—	—	—	—	113	113
income, net of tax
Stock-based compensation	5	—	—	—	1,732	—	—	1,732
Issuance of shares	—	(11)	—	214	172	—	—	386
Dividends on common stock ($0.650	—	—	—	—	—	(39,645)	—	(39,645)
per share)
Balance at June 30, 2024	64,803	3,504	$648	$(97,776)	$2,082,857	$828,960	$(7,432)	$2,807,257

Balance at March 31, 2025	64,870	3,497	$649	$(97,935)	$2,086,594	$913,650	$(6,590)	$2,896,368

Net income	—	—	—	—	—	21,228	—	21,228
Foreign currency translation	—	—	—	—	—	—	4	4
adjustment, net of tax
Reclassification of net losses on
derivative instruments from OCI to net	—	—	—	—	—	—	113	113
income, net of tax
Stock-based compensation	6	—	—	—	1,870	—	—	1,870
Issuance of shares	—	(8)	—	230	210	—	—	440
Dividends on common stock ($0.660	—	—	—	—	—	(40,347)	—	(40,347)
per share)
Balance at June 30, 2025	64,876	3,489	649	(97,705)	2,088,674	894,531	(6,473)	2,879,676

				Six Months Ended June 30,
	Number of	Number of	Common	Treasury		Retained	Accumulated Other	Total
	Common	Treasury			Paid in Capital		Comprehensive	Shareholders'
	Shares	Shares	Stock	Stock		Earnings	Loss	Equity
Balance at December 31, 2023	64,762	3,513	$648	$(97,926)	$2,078,753	$811,495	$(7,656)	$2,785,314

Net income	—	—	—	—	—	96,740	—	96,740
Foreign currency translation	—	—	—	—	—	—	(2)	(2)
adjustment, net of tax
Reclassification of net losses on
derivative instruments from OCI to	—	—	—	—	—	—	226	226
net income, net of tax
Stock-based compensation	41	—	—	(272)	3,771	—	—	3,499
Issuance of shares	—	(9)	—	422	333	—	—	755
Dividends on common stock ($1.300	—	—	—	—	—	(79,275)	—	(79,275)
per share)
Balance at June 30, 2024	64,803	3,504	$648	$(97,776)	$2,082,857	$828,960	$(7,432)	$2,807,257

Balance at December 31, 2024	64,811	3,490	$648	$(97,394)	$2,084,133	$877,017	$(6,704)	$2,857,700

Net income	—	—	—	—	—	98,168	—	98,168
Foreign currency translation	—	—	—	—	—	—	5	5
adjustment, net of tax
Reclassification of net losses on
derivative instruments from OCI to	—	—	—	—	—	—	226	226
net income, net of tax
Stock-based compensation	65	—	1	(729)	4,142	—	—	3,414
Issuance of shares	—	(1)	—	418	399	—	—	817
Dividends on common stock ($1.320	—	—	—	—	—	(80,654)	—	(80,654)
per share)
Balance at June 30, 2025	64,876	3,489	649	(97,705)	2,088,674	894,531	(6,473)	2,879,676

See Notes to Condensed Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Reference is made to Notes to Financial Statements included in the NorthWestern Energy Group's Annual Report)

(Unaudited)

(1) Nature of Operations and Basis of Consolidation

NorthWestern Energy Group, doing business as NorthWestern Energy, provides electricity and/or natural gas to approximately 842,100 customers in Montana, South Dakota, Nebraska and Yellowstone National Park, through its subsidiaries NorthWestern Corporation (NW Corp) and NorthWestern Energy Public Service Corporation (NWE Public Service). We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires us to make estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates. The unaudited Condensed Consolidated Financial Statements (Financial Statements) reflect all adjustments (which unless otherwise noted are normal and recurring in nature) that are, in our opinion, necessary to fairly present our financial position, results of operations and cash flows. The actual results for the interim periods are not necessarily indicative of the operating results to be expected for a full year or for other interim periods. Events occurring subsequent to June 30, 2025 have been evaluated as to their potential impact to the Financial Statements through the date of issuance.

The Financial Statements included herein have been prepared by NorthWestern, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations; however, we believe that the condensed disclosures provided are adequate to make the information presented not misleading. We recommend that these Financial Statements be read in conjunction with the audited financial statements and related footnotes included in the NorthWestern Energy Group Annual Report on Form 10-K for the year ended December 31, 2024.

Supplemental Cash Flow Information

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows (in thousands):

	June 30,	December 31,	June 30,	December 31,
	2025	2024	2024	2023
Cash and cash equivalents	$2,936	$4,283	$6,398	$9,164
Restricted cash	23,612	24,734	24,640	16,023
Total cash, cash equivalents, and restricted cash shown in	$26,548	$29,017	$31,038	$25,187
the Condensed Consolidated Statements of Cash Flows

Goodwill

We completed our annual goodwill impairment test as of April 1, 2025, and no impairment was identified. We calculate the fair value of our reporting units by considering various factors, including valuation studies based primarily on a discounted cash flow analysis, with published industry valuations and market data as supporting information. Key assumptions in the determination of fair value include the use of an appropriate discount rate and estimated future cash flows. In estimating cash flows, we incorporate expected long-term growth rates in our service territory, regulatory stability, and commodity prices (where appropriate), as well as other factors that affect our revenue, expense and capital expenditure projections.

(2) Acquisition

In July 2024, NW Corp entered into an Asset Purchase Agreement with Hope Utilities to acquire its Energy West natural gas distribution system and operations serving approximately 33,000 customers located in Great Falls, Cut Bank, and West Yellowstone, Montana. In May 2025, the Montana Public Service Commission (MPSC) approved this acquisition and on July 1, 2025, NW Corp completed this acquisition for approximately $36.5 million in cash, which is subject to certain post-closing working capital adjustments. Determination of the final purchase price and allocation to the acquired assets and assumed liabilities are expected to be completed in the second half of 2025. Upon the completion of the acquisition, NW Corp transferred the utility operations to its two wholly-owned subsidiaries, NorthWestern Great Falls Gas LLC and NorthWestern Cut Bank Gas LLC.

(3) Regulatory Matters

Montana Rate Review

In July 2024, we filed a Montana electric and natural gas rate review with the MPSC. In November 2024, the MPSC partially approved our requested interim rates effective December 1, 2024, subject to refund. Subsequently, we modified our request through rebuttal testimony. In March 2025, we filed a natural gas settlement with certain parties. In April 2025, we filed a partial electric settlement with certain other parties. Both settlements are subject to approval by the MPSC.

The partial electric settlement includes, among other things, agreement on base revenue increases (excluding base revenues associated with Yellowstone County Generating Station (YCGS)), allocated cost of service, rate design, updates to the amount of revenues associated with property taxes (excluding property taxes associated with YCGS), regulatory policy issues related to requested changes in regulatory mechanisms, and agreement to support a separate motion for revised electric interim rates. The partial electric settlement provides for the deferral and annual recovery of incremental operating costs related to wildfire mitigation and insurance expenses through the Wildfire Mitigation Balancing Account.

The natural gas settlement includes, among other things, agreement on base revenues, allocated cost of service, rate design, updates to the amount of revenues associated with property taxes, and agreement to support a separate motion for revised natural gas interim rates.

The details of our filing request, as adjusted in rebuttal testimony, are set forth below:

Requested Revenue Increase (Decrease) Through Rebuttal Testimony (in millions)

	Electric	Natural Gas
Base Rates	$153.8	27.9
Power Cost & Credit Adjustment Mechanism (PCCAM)(1)	(94.5)	n/a
Property Tax (tracker base adjustment)(1)	(1.3)	0.1
Total Revenue Increase Requested through Rebuttal Testimony	$58.0	$28.0

(1) These items are flow-through costs. PCCAM reflects our fuel and purchased power costs.

The details of our interim rates granted are set forth below:

Interim Revenue Increase (Decrease) Granted (in millions)

	Electric(1)	Natural Gas(2)
Base Rates	$18.4	$17.4
PCCAM(3)	(88.0)	n/a
Property Tax (tracker base adjustment)(3)(4)	7.4	0.2
Total Interim Revenue Granted	$(62.2)	$17.6

(1)
These electric interim rates were effective December 1, 2024, through May 22, 2025. See further discussion on revised electric interim rates below.

(2)
These natural gas interim rates were effective December 1, 2024, and are expected to remain in effect until the MPSC final order rates are effective.
(3)
These items are flow-through costs. PCCAM reflects our fuel and purchased power costs.
(4)
Our requested interim property tax base increase went into effect on January 1, 2025, as part of our 2024 property tax tracker filing.

The details of our settlement agreement are set forth below:

Requested Revenue Increase (Decrease) through Settlement Agreements (in millions)

	Electric(1)	Natural Gas
Base Rates:
Base Rates (Settled)	$66.4	$18.0
Base Rates - YCGS (Non-settled)(2)(3)	43.9	n/a
Requested Base Rates	110.3	18.0

Pass-through items:
Property Tax (tracker base adjustment) (Settled)(4)	(5.2)	0.1
Property Tax (tracker base adjustment) - YCGS (Non-settled)(2)(4)	4.0	n/a
PCCAM (Non-settled)(2)(3)(4)	(94.5)	n/a
Requested Pass-Through Rates	(95.7)	0.1
Total Requested Revenue Increase	$14.6	$18.1

(1)
We implemented these electric rates on July 2, 2025, on an interim basis, subject to refund.

(2)
These items were not included within the partial electric settlement and will be contested items that are expected to be determined in the MPSC's final order.
(3)
Intervenor positions on YCGS propose up to an $11.6 million reduction to the base rate revenue request and an additional $38.4 million decrease to the PCCAM base.
(4)
These items are flow-through costs. PCCAM reflects our fuel and purchased power costs.

On May 23, 2025, as permitted by Montana statute, we implemented our initially requested electric rates, reflecting a base rate revenue increase of $156.5 million, on an interim basis, subject to refund with interest. Within our June 30, 2025 financial statements, we have deferred base rate revenues collected between May 23, 2025, and June 30, 2025, down to our requested revised electric interim rates of $110.3 million as shown within the above table. As of June 30, 2025, we have deferred approximately $3.5 million of base rate revenues collected. On June 20, 2025, we submitted the revised electric interim rates as shown within the above table to the MPSC for approval. The MPSC subsequently approved this request and the revised rates were implemented on July 2, 2025.

As discussed above, if the MPSC chooses to accept the intervenors positions on the remaining contested issues or does not accept the Settlement Agreements in its final order, losses related to excess interim revenues collected will be incurred. Additionally, any difference between interim and final approved rates will be refunded to customers with interest. However, if final approved rates are higher than interim rates, we will not recover the difference.

A hearing on the electric and natural gas rate review was held in June 2025, and final briefs are due in August 2025. Interim rates will remain in effect on a refundable basis, with interest, until the MPSC issues a final order.

Nebraska Natural Gas Rate Review

In June 2024, we filed a natural gas rate review with the Nebraska Public Service Commission (NPSC). Interim rates, which increased base natural gas rates $2.3 million, were implemented on October 1, 2024. In April 2025, we reached a settlement agreement with certain parties for a base rate annual revenue increase of $2.4 million. In June 2025, the NPSC approved this settlement agreement and final rates were implemented on July 1, 2025.

(4) Income Taxes

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate due to the regulatory impact of flowing through the federal and state tax benefit of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits. The regulatory accounting treatment of these deductions requires immediate income recognition for temporary tax differences of this type, which is referred to as the flow-through method. When the flow-through method of accounting for temporary differences is reflected in regulated revenues, we record deferred income taxes and establish related regulatory assets and liabilities.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBB”) was signed into law, which includes significant changes to the U.S. tax code and related laws. Key provisions of the OBBB include modifications and extensions to certain provisions of the Tax Cuts and Jobs Act of 2017, changes to interest expense limitations, and updates to energy-related tax incentives. We have evaluated the potential impact of the OBBB to our financial statements and determined that the impact is not material.

During the three months ended June 30, 2025 income tax expense was $3.4 million compared to $4.2 million for the same period in 2024. For the three months ended June 30, 2025, the effective tax rate was 13.7% compared to 11.8% for the same period in 2024. The higher effective tax rate was primarily due to higher plant depreciation flow through items and lower production tax credits, partly offset by higher flow through repairs deductions.

During the six months ended June 30, 2025 income tax expense was $18.6 million compared to $14.6 million for the same period in 2024. For the six months ended June 30, 2025, the effective tax rate was 15.9% compared to 13.1% for the same period in 2024. The higher effective tax rate was primarily due to higher plant depreciation flow through items and lower production tax credits, partly offset by higher flow through repairs deductions.

(5) Comprehensive Income (Loss)

The following tables display the components of Other Comprehensive Income (Loss), after-tax, and the related tax effects (in thousands):

	Three Months Ended
	June 30, 2025			June 30, 2024
	Before-Tax Amount	Tax Expense	Net-of-Tax Amount	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Foreign currency translation adjustment	$4	$-	$4	$(1)	$-	$(1)
Reclassification of net income on derivative instruments	153	(40)	113	153	(40)	113
Other comprehensive income (loss)	$157	$(40)	$117	$152	$(40)	$112

	Six Months Ended
	June 30, 2025			June 30, 2024
	Before-Tax Amount	Tax Expense	Net-of-Tax Amount	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Foreign currency translation adjustment	$5	$-	$5	$(2)	$-	$(2)
Reclassification of net income on derivative instruments	306	(80)	226	306	(80)	226
Other comprehensive income (loss)	$311	$(80)	$231	$304	$(80)	$224

Balances by classification included within accumulated other comprehensive loss (AOCL) on the Condensed Consolidated Balance Sheets are as follows, net of tax (in thousands):

	June 30, 2025	December 31, 2024
Foreign currency translation	$1,438	$1,433
Derivative instruments designated as cash flow hedges	(8,695)	(8,921)
Postretirement medical plans	784	784
Accumulated other comprehensive loss	$(6,473)	$(6,704)

The following tables display the changes in AOCL by component, net of tax (in thousands):

			Three Months Ended
			June 30, 2025
	Affected Line Item	Interest Rate
	in the Condensed	Derivative
	Consolidated	Instruments	Postretirement	Foreign Currency
	Statements of	Designated as			Total
	Income	Cash Flow Hedges	Medical Plans	Translation
Beginning balance		$(8,808)	$784	$1,434	$(6,590)
Other comprehensive income before
reclassifications		—	—	4	4
Amounts reclassified from AOCL	Interest Expense	113	—	—	113
Net current-period other comprehensive income		113	—	4	117
Ending balance		$(8,695)	$784	$1,438	$(6,473)

			Three Months Ended
			June 30, 2024
	Affected Line Item	Interest Rate
	in the Condensed	Derivative
	Consolidated	Instruments	Postretirement	Foreign Currency
	Statements of	Designated as			Total
	Income	Cash Flow Hedges	Medical Plans	Translation
Beginning balance		$(9,260)	$280	$1,436	$(7,544)
Other comprehensive loss before
reclassifications		—	—	(1)	(1)
Amounts reclassified from AOCL	Interest Expense	113	—	—	113
Net current-period other comprehensive income (loss)		113	—	(1)	112
Ending balance		$(9,147)	$280	$1,435	$(7,432)

			Six Months Ended
			June 30, 2025
	Affected Line Item	Interest Rate	Defined Benefit
	in the Condensed	Derivative
	Consolidated	Instruments	Pension Plan and	Foreign Currency
	Statements of	Designated as	Postretirement		Total
	Income	Cash Flow Hedges	Medical Plans	Translation
Beginning balance		$(8,921)	$784	$1,433	$(6,704)
Other comprehensive loss before
reclassifications		—	—	5	5
Amounts reclassified from AOCL	Interest Expense	226	—	—	226
Net current-period other comprehensive income		226	—	5	231
Ending balance		$(8,695)	$784	$1,438	$(6,473)

			Six Months Ended
			June 30, 2024
	Affected Line Item	Interest Rate
	in the Condensed	Derivative	Pension and
	Consolidated	Instruments		Foreign Currency
	Statements of	Designated as	Postretirement		Total
	Income	Cash Flow Hedges	Medical Plans	Translation
Beginning balance		$(9,373)	$280	$1,437	$(7,656)
Other comprehensive loss before
reclassifications		—	—	(2)	(2)
Amounts reclassified from AOCL	Interest Expense	226	—	—	226
Net current-period other comprehensive income (loss)		226	—	(2)	224
Ending balance		$(9,147)	$280	$1,435	$(7,432)

(6) Financing Activities

On March 21, 2025, NW Corp issued and sold $400.0 million aggregate principal amount of Montana First Mortgage Bonds at a fixed interest rate of 5.07 percent maturing on March 21, 2030. These bonds were issued and sold to certain initial purchasers without being registered under the Securities Act of 1933, as amended (Securities Act), in reliance upon exemptions therefrom in compliance with Rule 144A under the Securities Act, or under Regulation S under the Securities Act for sales to non-U.S. persons. Proceeds were utilized to redeem NW Corp's $161.0 million of 5.01 percent Montana First Mortgage Bonds due May 1, 2025 and $75.0 million of 3.11 percent Montana First Mortgage Bonds due July 1, 2025, to repay outstanding borrowings under our NW Corp revolving credit facility, and for general utility purposes.

On April 11, 2025, we amended our existing NorthWestern Energy Group $100.0 million Term Loan Credit Agreement to extend the maturity date from April 11, 2025 to April 10, 2026.

On May 1, 2025, NWE Public Service issued and sold $100.0 million aggregate principal amount of South Dakota First Mortgage Bonds at a fixed interest rate of 5.49 percent maturing on May 1, 2035. These bonds were issued in transactions exempt from the registration requirements of the Securities Act of 1933. Proceeds were utilized to repay at maturity $64.0 million of NWE Public Service's 5.01 percent South Dakota First Mortgage Bonds due on May 1, 2025 and for other general utility purposes.

(7) Segment Information

Our reportable segments are engaged in the electric and natural gas utility businesses.

Our Chief Operating Decision Maker (CODM), who is our Chief Executive Officer, uses segment net income to evaluate if our operating segments are earning their authorized rate of return and in the annual budget and forecasting process. Our CODM also uses segment net income to determine how to allocate capital resources between our operating segments and when to allocate the resources necessary to file for rate reviews. Segment asset and capital expenditure information is not provided for our reportable segments. As an integrated electric and gas utility, we operate significant assets that are not dedicated to a specific reportable segment.

Financial data for the reportable segments are as follows (in thousands):

Three Months Ended
June 30, 2025	Electric	Gas	Total
Operating revenues	$279,468	$63,245	$342,713
Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	59,603	15,668	75,271
Operating, general, and administrative	73,615	22,773	96,388
Property and other taxes	37,318	10,850	48,168
Depreciation and depletion	52,387	9,992	62,379
Interest expense, net	(27,562)	(7,297)	(34,859)
Other income, net	121	456	577
Income tax (expense) benefit	(4,230)	201	(4,029)
Segment net income	$24,874	$(2,678)	$22,196
Reconciliation to consolidated net income
Other, net(1)			(968)
Consolidated net income			$21,228

Three Months Ended
June 30, 2024	Electric	Gas	Total
Operating revenues	$260,134	$59,795	$319,929
Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	60,887	15,593	76,480
Operating, general, and administrative	66,761	21,721	88,482
Property and other taxes	28,006	8,251	36,257
Depreciation and depletion	47,546	9,387	56,933
Interest expense, net	(23,298)	(7,147)	(30,445)
Other income, net	4,031	927	4,958
Income tax (expense) benefit	(3,891)	304	(3,587)
Segment net income	$33,776	$(1,073)	$32,703
Reconciliation to consolidated net income
Other, net(1)			(1,049)
Consolidated net income			$31,654

Six Months Ended
June 30, 2025	Electric	Gas	Total
Operating revenues	$614,951	$194,392	$809,343
Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	152,355	61,113	213,468
Operating, general, and administrative	146,094	47,943	194,037
Property and other taxes	70,604	20,645	91,249
Depreciation and depletion	104,875	19,904	124,779
Interest expense, net	(55,318)	(14,331)	(69,649)
Other income, net	2,611	1,547	4,158
Income tax expense	(14,102)	(4,226)	(18,328)
Segment net income	$74,214	$27,777	$101,991
Reconciliation to consolidated net income
Other, net(1)			(3,823)
Consolidated net income			$98,168

Six Months Ended
June 30, 2024	Electric	Gas	Total
Operating revenues	$603,320	$191,951	$795,271
Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	176,228	74,973	251,201
Operating, general, and administrative	134,979	45,650	180,629
Property and other taxes	64,306	19,120	83,426
Depreciation and depletion	94,850	18,826	113,676
Interest expense, net	(47,955)	(13,396)	(61,351)
Other income, net	9,492	1,981	11,473
Income tax expense	(11,174)	(2,869)	(14,043)
Segment net income	$83,320	$19,098	$102,418
Reconciliation to consolidated net income
Other, net(1)			(5,678)
Consolidated net income			$96,740

(1) Consists of unallocated corporate costs and certain limited unregulated activity within the energy industry.

(8) Revenue from Contracts with Customers

Nature of Goods and Services

We provide retail electric and natural gas services to three primary customer classes. Our largest customer class consists of residential customers, which includes single private dwellings and individual apartments. Our commercial customers consist primarily of main street businesses, and our industrial customers consist primarily of manufacturing and processing businesses that turn raw materials into products.

Electric Segment - Our regulated electric utility business primarily provides generation, transmission, and distribution services to customers in our Montana and South Dakota jurisdictions. We recognize revenue when electricity is delivered to the customer. Payments on our tariff-based sales are generally due 0-30 days after the billing date.

Natural Gas Segment - Our regulated natural gas utility business primarily provides production, storage, transmission, and distribution services to customers in our Montana, South Dakota, and Nebraska jurisdictions. We recognize revenue when natural gas is delivered to the customer. Payments on our tariff-based sales are generally due 0-30 days after the billing date.

Disaggregation of Revenue

The following tables disaggregate our revenue by major source and customer class (in millions):

			Three Months Ended
		June 30, 2025			June 30, 2024
	Electric	Natural Gas	Total	Electric	Natural Gas	Total
Montana	$81.8	$18.0	$99.8	$86.0	$18.9	$104.9
South Dakota	16.2	5.6	21.8	15.4	5.9	21.3
Nebraska	—	4.5	4.5	—	3.8	3.8
Residential	98.0	28.1	126.1	101.4	28.6	130.0
Montana	93.9	10.4	104.3	99.7	10.7	110.4
South Dakota	27.8	3.9	31.7	26.3	3.7	30.0
Nebraska	—	2.4	2.4	—	2.0	2.0
Commercial	121.7	16.7	138.4	126.0	16.4	142.4
Industrial	9.9	0.1	10.0	11.3	0.2	11.5
Lighting, governmental, irrigation, and
interdepartmental	9.4	0.3	9.7	8.6	0.3	8.9
Total Retail Revenues	239.0	45.2	284.2	247.3	45.5	292.8
Regulatory Amortization	10.3	5.2	15.5	(10.9)	3.7	(7.2)
Transmission	28.1	—	28.1	22.4	—	22.4
Transportation, wholesale and other	2.1	12.8	14.9	1.3	10.6	11.9
Total Revenues(1)	$279.5	$63.2	$342.7	$260.1	$59.8	$319.9

			Six Months Ended
		June 30, 2025			June 30, 2024
	Electric	Natural Gas	Total	Electric	Natural Gas	Total
Montana	$196.8	$69.4	$266.2	$203.4	$67.5	$270.9
South Dakota	38.5	21.2	59.7	34.7	19.5	54.2
Nebraska	—	17.7	17.7	—	14.3	14.3
Residential	235.3	108.3	343.6	238.1	101.3	339.4
Montana	190.9	37.2	228.1	201.2	35.8	237.0
South Dakota	57.1	15.1	72.2	54.1	13.0	67.1
Nebraska	—	9.8	9.8	—	8.2	8.2
Commercial	248.0	62.1	310.1	255.3	57.0	312.3
Industrial	20.0	0.6	20.6	23.0	0.6	23.6
Lighting, governmental, irrigation, and
interdepartmental	14.0	0.8	14.8	13.3	0.9	14.2
Total Retail Revenues	517.3	171.8	689.1	529.7	159.8	689.5
Regulatory Amortization	38.0	(4.2)	33.8	25.5	10.6	36.1
Transmission	54.7	—	54.7	44.8	—	44.8
Transportation, wholesale and other	5.0	26.7	31.7	3.3	21.6	24.9
Total Revenues(1)	$615.0	$194.3	$809.3	$603.3	$192.0	$795.3

(1)
Certain amounts in the prior period have been reclassified to conform with current period presentation. These reclassifications have no effect on the reported financial results.

(9)
Earnings Per Share

Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards. Average shares used in computing the basic and diluted earnings per share are as follows:

	Three Months Ended
	June 30, 2025	June 30, 2024
Basic computation	61,380,777	61,288,870
Dilutive effect of:
Performance share awards(1)	103,169	68,478
Diluted computation	61,483,946	61,357,348

(1)
Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.

	Six Months Ended
	June 30, 2025	June 30, 2024
Basic computation	61,360,252	61,277,418
Dilutive effect of:
Performance share awards(1)	95,733	56,065
Diluted computation	61,455,985	61,333,483

As of June 30, 2025, there were 68,107 shares from performance and restricted share awards which were antidilutive and excluded from the earnings per share calculations, compared to 35,933 shares as of June 30, 2024.

(10) Employee Benefit Plans

We sponsor and/or contribute to pension and postretirement health care and life insurance benefit plans for eligible employees. Net periodic benefit cost (credit) for our pension and other postretirement plans consists of the following (in thousands):

		Pension Benefits		Other Postretirement Benefits
	Three Months Ended June 30,			Three Months Ended June 30,
	2025		2024	2025	2024
Components of Net Periodic Benefit Cost (Credit)
Service cost		$1,167	$1,378	$66	$74
Interest cost		6,104	5,739	129	132
Expected return on plan assets		(5,734)	(6,335)	(355)	(321)
Amortization of prior service credit		—	—	—	—
Recognized actuarial loss (gain)		—	6	(68)	(25)
Net periodic benefit cost (credit)		$1,537	$788	$(228)	$(140)

Components of Net Periodic Benefit Cost (Credit)
Service cost	$2,362	$2,796	$128	$154
Interest cost	12,149	11,472	256	279
Expected return on plan assets	(11,476)	(12,663)	(709)	(640)
Amortization of prior service credit	—	—	—	—
Recognized actuarial loss (gain)	—	17	(138)	(37)
Net periodic benefit cost (credit)	$3,035	$1,622	$(463)	$(244)

We contributed $4.2 million to our pension plans during the six months ended June 30, 2025. We expect to contribute an additional $5.8 million to our pension plans during the remainder of 2025.

(11) Commitments and Contingencies

ENVIRONMENTAL LIABILITIES AND REGULATION

Except as set forth below, the circumstances set forth in Note 18 - Commitments and Contingencies to the financial statements included in the

NorthWestern Energy Group Annual Report on Form 10-K for the year ended December 31, 2024 appropriately represent, in all material respects, the current status of our environmental liabilities and regulation.

Environmental Protection Agency (EPA) Rules

On April 25, 2024, the EPA released final rules related to greenhouse gas (GHG) emission standards (GHG Rules) for existing coal-fired facilities and new coal and natural gas-fired facilities as well as final rules strengthening the MATS requirements (MATS Rules). Compliance with the rules would require expensive upgrades at Colstrip Units 3 and 4 with proposed compliance dates that may not be achievable and / or require technology that is unproven, resulting in significant impacts to costs of the facilities. The final MATS and GHG Rules require compliance as early as 2027 and 2032, respectively.

Previous efforts by the EPA were met with extensive litigation, and this time is no different. We, along with many other utilities, electric cooperatives, organizations, and states, have petitioned for judicial review of the GHG and MATS Rules with the U.S. Court of Appeals for the D.C. Circuit. The United States Supreme Court denied the multiple stay requests related to the MATS Rule and the GHG Rule. The litigation on the merits continues for both the MATS and GHG rules in the D.C. Circuit Court of Appeals, and the cases could be decided in 2025.

On April 8, 2025, President Trump issued a proclamation, "Regulatory Relief for Certain Stationary Sources to Promote American Energy," exempting certain coal plants, including Colstrip Units 3 and 4, Big Stone Plant, and Coyote Plant, from compliance with the MATS Rule through July 8, 2029. If the MATS Rules and GHG Rules are fully implemented, it would result in additional material compliance costs for us. On June 11, 2025, the EPA issued a Notice of Proposed Rulemaking containing two proposals to reform GHG regulations. If either the lead or alternative proposal is adopted, our additional material compliance costs would be eliminated. A virtual public hearing on this Notice of Proposed Rulemaking was held on July 8, 2025, and final comments to this rulemaking are due back by August 7, 2025. On June 11, 2025, the EPA also issued a Notice of Proposed Rulemaking to rescind the 2024 MATS Rule, which if enacted, would restore the original 2012 MATS standards. A virtual public hearing on this Notice of Proposed Rulemaking was held on July 10, 2025, and final comments are due by August 11, 2025. There is no mandated timeline from the close of public comment to the time when the final rules are published.

These GHG Rules and MATS Rules as well as future additional environmental requirements - federal or state - could cause us to incur material costs of compliance, increase our costs of procuring electricity, decrease transmission revenue and impact cost recovery. Technology to efficiently capture, remove and/or sequester such GHG emissions or hazardous air pollutants may not be available within a timeframe consistent with the implementation of any such requirements.

LEGAL PROCEEDINGS

State of Montana - Riverbed Rents

On April 1, 2016, the State of Montana (State) filed a complaint on remand (the State’s Complaint) with the Montana First Judicial District Court (State District Court), naming us, along with Talen Montana, LLC (Talen) as defendants. The State claimed it owns the riverbeds underlying 10 of our, and formerly Talen’s, hydroelectric facilities (dams, along with reservoirs and tailraces) on the Missouri, Madison and Clark Fork Rivers, and seeks rents for Talen’s and our use and occupancy of such lands. The facilities at issue include the Hebgen, Madison, Hauser, Holter, Black Eagle, Rainbow, Cochrane, Ryan, and Morony facilities on the Missouri and Madison Rivers and the Thompson Falls facility on the Clark Fork River. We acquired these facilities from Talen in November 2014.

The litigation has a long prior history in state and federal court, including before the United States Supreme Court, as detailed in Note 18 - Commitments and Contingencies to the financial statements included in the NorthWestern Energy Group Annual Report on Form 10-K for the year ended December 31, 2024. On April 20, 2016, we removed the case from State District Court to the United States District Court for the District of Montana (Federal District Court). On August 1, 2018, the Federal District Court granted our and Talen’s motions to dismiss the State’s Complaint as it pertains to the navigability of the riverbeds associated with four of our hydroelectric facilities near Great Falls. The Federal District Court held a bench trial from January 4 to January 18, 2022, which addressed the issue of navigability concerning our other six facilities. On August 25, 2023, the Federal District Court issued its Findings of Fact, Conclusions of Law, and Order (the "Order"), which found all but one of the segments of the riverbeds in dispute not navigable, and thus not owned by the State of Montana. The one segment found navigable, and thus owned by the State, was the segment on which the Black Eagle development was located. Upon the State's motion, the Federal District Court certified the Order for interlocutory appeal to the 9th Circuit Court of Appeals. After briefing and oral argument, the 9th Circuit affirmed the Federal District Court's Order in full on March 4, 2025.

Following the mandate and remand, the District Court will resume jurisdiction to determine damages for the Sun River to Black Eagle Falls Segment of the Missouri River. If the Federal District Court calculates damages as the State District Court did in 2008, we do not anticipate the resulting annual rent for the Black Eagle segment would have a material impact to our financial position or results of operations. We anticipate that any obligation to pay the State rent for use and occupancy of the riverbeds would be recoverable in rates from customers, although there can be no assurances that the MPSC would approve any such recovery.

Other Legal Proceedings

We are also subject to various other legal proceedings, governmental audits and claims that arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to these other actions will not materially affect our financial position, results of operations, or cash flows.